As filed with the Securities and Exchange Commission on October 16, 2003

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLANVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3787901
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

4010 Boy Scout Blvd., Suite 200

Tampa, Florida 33607

(address, including zip code, of principal executive offices)

PlanVista Corporation 2003 Stock Option Plan

(Full title of the plan)

Phillip S. Dingle

Chief Executive Officer

PlanVista Corporation

4010 Boy Scout Blvd., Suite 200

Tampa, Florida 33607

(813) 353-2300

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

David C. Shobe, Esquire

Olga M. Pina, Esquire

Fowler White Boggs Banker P.A.

501 East Kennedy Boulevard, Suite 1700

Tampa, Florida 33602

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock	3,071,500 shares	$1.59	$4,883,685		$395.09

Common Stock	350,000 shares	$1.42	$497,000		$40.21

Common Stock	78,500 shares	$2.58	$202,530	(2)	$16.38

Totals	3,500,000 shares		$5,583,215		$451.68

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional shares as may become issuable under the plan in the event of a share split, share dividend, split-up, re-capitalization or other similar event.

(2)	Calculated on the basis of the average of the high and low prices of the Company’s common stock on the Over-the-Counter Bulletin Board on October 13, 2003 in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 2.	Registrant Information and Employee Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of the registration statement (which documents are incorporated by reference in this Section 10(a) prospectus) and other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act of 1933, as amended, are available without charge by contacting:

Bennett Marks

Chief Financial Officer

PlanVista Corporation

4010 Boy Scout Blvd., Suite 200

Tampa, Florida 33607

(813) 353-2300

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated herein by reference as of their respective dates:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(3)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(4)	The description of the Company’s common stock as contained in the Company’s Current Report on Form 8-K dated October 16, 2003, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware (the “General Corporation Law”) grants each corporation organized thereunder the power to indemnify officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. Section 102(b)(7) of the General Corporation Law permits a Delaware corporation, with approval of its stockholders, to include within its certificate of incorporation a provision eliminating or limiting the personal liability of its directors to such corporation or its stockholders for monetary damages resulting from certain breaches of the directors’ fiduciary duty of care, both in suits by or on behalf of the corporation and in action by stockholders of the corporation.

The Company’s certificate of incorporation (the “Certificate of Incorporation”) includes an Article which allows the Company to take advantage of Section 102(b)(7) of the General Corporation Law. The Certificate of Incorporation also provides for the indemnification, to the fullest extent permitted by the General Corporation Law, of officers and directors of the Company. The Company currently maintains policies of insurance under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

4.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the PlanVista Corporation Amendment No. 1 to Registration Statement #333-66540 on Form S-1/A filed on May 24, 2002).

4.2	By-laws, as amended (incorporated by reference to Exhibit 3.2 to the planVista Corporation Amendment No. 1 to Registration Statement #333-66540 on Form S-1/A filed on May 24 2002).

4.3	Specimen common stock certificate (incorporated by reference to Exhibit 4.3 to the HealthPlan Services Corporation Form S-1 Registration Statement #33-90472, filed May 18, 1995).

5.1	Opinion of Fowler White Boggs Banker P.A., as to the legality of the securities being registered.

10.1	PlanVista Corporation 2003 Stock Option Plan (incorporated by reference to Exhibit A to the PlanVista Corporation Definitive Proxy Statement on Schedule 14A, filed April 18, 2003).

23.1	Consent of Fowler White Boggs Banker P.A. (appears in its opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (contained within signature pages).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any lability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on October 16, 2003.

PLANVISTA CORPORATION

By:	/s/ PHILLIP S. DINGLE

Phillip S. Dingle, Chairman and Chief Executive Officer (Principal Executive Officer)

By:	/s/ BENNETT MARKS

Bennett Marks, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip S. Dingle and Bennett Marks his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agents, acting alone, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PHILLIP S. DINGLE Phillip S. Dingle	Chairman and Chief Executive Officer	October 16, 2003

/s/ BENNETT MARKS Bennett Marks	Chief Financial Officer	October 16, 2003

/s/ WILLIAM BENNETT William L. Bennett	Director	October 16, 2003

/s/ HAROLD BLUE Harold S. Blue	Director	October 16, 2003

/s/ DR. RICHARD CORBIN Dr. Richard Corbin	Director	October 16, 2003

/s/ MICHAEL S. FALK Michael S. Falk	Director	October 16, 2003

/s/ GARY MANSFIELD Gary Mansfield	Director	October 16, 2003

/s/ JAMES K. MURRAY James K. Murray, III	Director	September 26, 2003

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

5.1	Opinion of Fowler White Boggs Banker P.A., as to the legality of the securities being registered.

23.1	Consent of Fowler White Boggs Banker P.A. (appears in its opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (contained within signature pages).